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                                                                     EXHIBIT 1.1



                        CHINA MOBILE (HONG KONG) LIMITED

The Stock Exchange of Hong Kong Limited takes no responsibility for the contents of this announcement, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.


                              [CHINA MOBILE LOGO]


                        CHINA MOBILE (HONG KONG) LIMITED
(Incorporated in Hong Kong with limited liability under the Companies Ordinance)


                                  ANNOUNCEMENT

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This announcement describes the status of the application for land use right certificates and property title certificates in respect of the Group's interests in properties located in Guangdong Province.
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The board of directors (the "Board") of China Mobile (Hong Kong) Limited (the
"Company", together with its subsidiaries, the "Group") announced that the Group has, during September this year, obtained the real estate ownership certificates for one of its properties located in Guangdong Province. The property is used as sales office. The Group continues to actively follow up with the land and property administration departments in respect of the other six properties in Guangdong Province in which the Group has interests and for which land use right certificates and property title certificates have not been granted.

Further announcements will be made by the Company on a monthly basis to report on the progress of the application for land use right certificates and property title certificates in respect of the six properties of the Group which are located in Guangdong Province.



                                                    By order of the Board
                                               CHINA MOBILE (HONG KONG) LIMITED
                                                      YUNG JACKY SHUN LOY
                                                       Company Secretary



Hong Kong, 28 September 2001

PLEASE ALSO REFER TO THE PUBLISHED VERSION OF THIS ANNOUNCEMENT IN THE (South China Morning Post)